Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to Registration Statement on Form S-1 (this “Registration Statement”) of Safe and Green Development Corporation (the “Company”) of our report dated May 1, 2023, related to our audits of the balance sheets of the Company as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2022 and for the period from February 17, 2021 (Inception) through December 31, 2021, which report appears in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Whitley Penn LLP

Dallas, Texas

October 18, 2023